EXHIBIT (a)(7)


This announcement is neither an offer to purchase nor a solicitation of an offer to sell Units. The Offer is made only by the Offer to Purchase, dated May 1, 2003, and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Units. The Offer will not be made to (and tenders will not be accepted from or on behalf of) holders of Units in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.


                      NOTICE OF OFFER TO PURCHASE FOR CASH
                                   ANY AND ALL
                        OUTSTANDING LIMITED PARTNER UNITS
                                       IN
                         HALLWOOD REALTY PARTNERS, L.P.
                                       AT
                              $100.00 NET PER UNIT
                                       BY
                         HIGH RIVER LIMITED PARTNERSHIP

     High River Limited Partnership, a Delaware limited partnership ("Purchaser") affiliated with Carl C. Icahn, hereby offers to purchase any and all of the outstanding limited partnership units (the "Units"), of Hallwood Realty Partners, L.P. ("Hallwood"), at $100.00 per Unit, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 1, 2003 (the "Offer to Purchase") and in the related Letter of Transmittal (including the Instructions thereto, which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Tendering holders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 10 of the Letter of Transmittal, transfer taxes on the purchase of Units by Purchaser pursuant to the Offer. Purchaser will pay all charges and expenses of American Stock Transfer & Trust Company (the "Depositary") and D.F. King & Co., Inc. (the "Information Agent").

--------------------------------------------------------------------------------
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME ON THURSDAY, MAY 29, 2003, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

     The Offer is conditioned upon, among other things, the redemption by the Partnership of the rights to purchase additional Units issued under a Unit Purchase Rights Agreement dated as of November 30, 1990, as amended, without instituting any similar rights plan, or Purchaser otherwise being satisfied in its sole discretion that the rights have been invalidated or are otherwise inapplicable to the Offer. The Offer is also subject to the other conditions set forth in the Offer to Purchase. Please see Sections 1 -- "Terms of the Offer" and 13 -- "Conditions to the Offer" in the Offer to Purchase. The Offer is not conditioned on financing.

     Upon the terms and subject to the conditions set forth in the Offer (including the terms and conditions set forth in Section 13 -- "Conditions to the Offer" in the Offer to Purchase and, if the Offer is extended or amended, the terms and conditions of such extension or amendment (the "Offer
Conditions")), Purchaser will accept for payment, and will pay for, Units validly tendered on or prior to the Expiration Date (as defined herein) and not withdrawn as permitted by Section 4 -- "Withdrawal Rights" in the Offer to Purchase. The term "Expiration Date" means 12:00 Midnight, New York City time, on Thursday, May 29, 2003, unless Purchaser shall have extended the period for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by Purchaser, shall expire. The period until 12:00 Midnight, New York City, on May 29, 2003, as such period may be extended, is referred to as the "Offering Period." If there is a Subsequent Offering Period (as defined in the Offer to Purchase), all Units tendered during the Offering Period will be immediately accepted for payment and promptly paid for following the expiration of the Offering Period and Units tendered during a Subsequent Offering Period will be immediately accepted for payment and paid for as they are tendered. Subject to applicable rules of the Securities and Exchange Commission (the "SEC"), Purchaser expressly reserves the right to delay acceptance for payment of or payment for Units in order to comply, in whole or in part, with any applicable law. In all cases, payment for Units tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Units (or a confirmation of a Book-Entry transfer of such Units (a "Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility")), (ii) a Letter of Transmittal, properly completed and duly executed with any required signature guarantees, or, in the case of a Book-Entry transfer, an Agent's Message (as defined in the Offer to Purchase), and (iii) any other required documents.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment Units validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Units pursuant to the Offer. Payment for Units accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering holders for the purpose of receiving payments from Purchaser and transmitting such payments to the tendering holders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR TENDERED UNITS BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

     Subject to the applicable rules and regulations of the SEC, Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Offering Period by giving oral or written notice of such extension to the Depositary. During any such extension of the Offering Period, all Units previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering holder to withdraw such holder's
Units. Please see Section 4 -- "Withdrawal Rights" in the Offer to Purchase. Subject to the applicable regulations of the SEC, Purchaser also expressly reserves the right, in its sole discretion, at any time or from time to time,
(i) to delay acceptance for payment of or (regardless of whether such Units were theretofore accepted for payment) payment for any tendered Units, or to terminate or amend the Offer as to any Units not then paid for, on the occurrence of any of the Offer Conditions and (ii) to waive any waivable condition and to set forth or change any other term and condition of the Offer, by giving oral or written notice of such delay, termination, amendment, waiver or change to the Depositary and by making a public announcement thereof. If Purchaser elects to provide a Subsequent Offering Period, it expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Subsequent Offering Period (not beyond a total of 20 business days) by giving oral or written notice of such extension to the Depositary and taking any other action required by law. If Purchaser accepts any Units for payment pursuant to the terms of the Offer, it will accept for payment all Units validly tendered during the Offering Period and not withdrawn, and, on the terms and subject to the conditions of the Offer, including but not limited to the Offer Conditions, it will promptly pay for all Units so accepted for payment and will immediately accept for payment and promptly pay for all Units as they are validly tendered in any Subsequent Offering Period. Purchaser confirms that its reservation of the right to delay payment for Units which it has accepted for payment is limited by Rule 14e-1(c) under the Securities Exchange Act of 1934 (the "Exchange Act"), which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

     Tenders of Units made pursuant to the Offer are irrevocable except that Units tendered pursuant to the Offer may be withdrawn at any time prior to the termination of the Offering Period and, unless accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after June 29, 2003. There will be no withdrawal rights during any Subsequent Offering Period for Units tendered during the Subsequent Offering Period.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Units to be withdrawn, the number or amount of Units to be withdrawn and the names in which the certificate(s) evidencing the Units to be withdrawn are registered, if different from that of the person who tendered such Units. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Units have been tendered for the account of any Eligible Institution. If Units have been tendered pursuant to the procedures for Book-Entry tender as set forth in Section 3 -- "Procedure for Tendering Units" in the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Units. If certificates for Units to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Units to be withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tender for Units may not be rescinded, and any Units properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Units may be retendered by following one of the procedures described in Section 3 of the Offer to Purchase -- "Procedure for Tendering Units" at any time prior to the Expiration Date.

     If Purchaser extends the Offer, is delayed in its acceptance for payment of Units, or is unable to accept for payment Units pursuant to the Offer, for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain the tendered Units, and such Units may not be withdrawn except to the extent that tendering holders are entitled to withdrawal rights as set forth in Section 4 -- "Rights of Withdrawal" in the Offer to Purchase.

     In general, a holder will recognize gain or loss on a sale of Units pursuant to the Offer equal to the difference between: (i) the holder's "amount realized" on the sale; and (ii) the holder's adjusted tax basis in the Units sold. The "amount realized" with respect to a Unit will be a sum equal to the amount of cash received by the holder for the Unit pursuant to the Offer (that is, the purchase price) plus the holder's share of the Partnership's liabilities allocable to the Units. The amount of a holder's adjusted tax basis in such Units will vary depending upon the holder's particular circumstances. Generally, a holder's basis in the Units will be equal to cash paid for such Units, increased by: (i) his share of the Partnership's liabilities allocable to the Unit (as determined under the Internal Revenue Code); and (ii) his share of items of partnership income and gain, and reduced, but not below zero, by: (a) his share of items of partnership loss and deduction; and (b) any cash distributions received by such Holder from the Partnership. The gain or loss recognized by a holder on a sale of a Unit pursuant to the Offer generally will be treated as a capital gain or loss if (as is generally expected to be the case) the Unit was held by the holder as a capital asset. That capital gain or loss will be treated as long-term capital gain or loss if the tendering holder's holding period for the Unit exceeds 12 months. Under current law, long-term capital gains of individuals and other non-corporate taxpayers are taxed at a maximum marginal federal income tax rate of 20%, whereas the maximum marginal federal income tax rate for ordinary income of such persons is 38.6%. Corporate taxpayers are taxed at a maximum federal income tax rate of 35% on both long-term capital gains and ordinary income. See Section 6 of the Offer to Purchase "Certain Federal Income Tax Consequences to Holders". Holders should consult their own tax advisors with respect to the specific tax consequences to them of the Offer, including the application and effect of federal, state, local, foreign or other tax laws.

     The information required to be disclosed by Rule 14d-6(d)(1) of the General Rules and Regulations under the Exchange Act, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     A request is being made to the Partnership pursuant to Rule 14d-5 under the Exchange Act for the use of the Partnership's holder list and security position listings for the purpose of disseminating the Offer to holders. Upon compliance by the Partnership with such request, the Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Units and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the holder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Units.

     THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Questions and requests for assistance may be directed to the Information Agent at the address and telephone numbers set forth below and on the back cover of the Offer to Purchase. Requests for additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent. Holders may also contact their broker, dealer, commercial bank, trust company or other nominee. Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Units pursuant to the Offer (other than the Depositary and the Information Agent as described in the Offer to Purchase).

                     The Information Agent for the Offer is:

                              D.F. King & Co., Inc.
                                 48 Wall Street
                            New York, New York 10005

                 Banks and Brokers Call Collect: (212) 269-5550
                    All Others Call Toll Free: (800) 290-6426